FORM OF AMSOUTH BANK CODE OF ETHICS
                          STATEMENT OF RESPONSIBILITIES

Table of Contents                                    Page

Forward                                               1
Summary and Key Points                                3
Borrowings By Officers and Employees                  5
Civic Responsibilities                                5
Commitment of Sponsorship                             6
Confidential and Insider Information                  6
Conflicts of Interest                                 8
Dishonest Acts                                       14
Personal Conduct                                     15
Personal Investments                                 16
Political Activities                                 18
Reporting and Clearance Procedure                    19
Trust Employees                                      19
Index

FORWARD

         The success of any bank or banking organization can be largely attributed to the degree to which its directors, officers and employees act in all things so as to inspire public trust and confidence. We can be extremely proud of our past performance in this area and must constantly work to maintain and enhance our reputation for integrity and trustworthiness. A written statement of corporate and individual responsibilities to be followed by directors, officers and employees of AmSouth Bancorporation and all of its subsidiaries has been in effect for a number of years, and is now being presented in a new format as one of the booklets in the AmSouth Employee Information Package.

         This booklet has been prepared so that you will be well-informed of your responsibilities. However, it is both impractical and unnecessary to set forth rules to cover all conceivable situations in which a conflict of interest or other unethical situation may arise. Therefore, the following pages give you policy statements in several of the more sensitive areas where problems are likely to occur. Particular attention should also be given to AmSouth's Personnel Policy Manual and the summary of these policies contained in the "You and AmSouth" booklet in your Employee Information Package. The Statement of Responsibilities provides you only with certain guidelines; therefore, common sense is an absolute necessity in avoiding potentially embarrassing situations. In no way should this statement be construed as establishing maximum standards of conduct rather than minimum standards.

         This Statement of Responsibilities has been adopted by the Board of Directors of AmSouth Bancorporation to apply to all officers, directors and employees of the corporation and all of its subsidiaries. Following the principles and guidelines contained herein are a condition of employment for each and every employee. For the sake of convenience, the word "employee" is used throughout to refer to officers, directors and employees, except where the context clearly requires a different reading.

         You are requested to read this material carefully and to retain this booklet for future reference. Throughout this booklet AmSouth Bancorporation may be referred to as "AmSouth", "the company" or the "Bank" and the principles and guidelines herein shall apply to all such entities unless the context and language specifically states otherwise. It is essential that the stated principles be observed at all times and that any situation not consistent with these principles immediately be discussed with the appropriate group, regional, division, or affiliate executive officer.

                                                     C. Dowd Ritter
                                                     President and
                                                     Chief Executive Officer
                                                     AmSouth Bancorporation

SUMMARY AND KEY POINTS

The following is a summary of the concepts contained within the Statement of Responsibilities. This summary is not exhaustive and is not a substitute for being familiar with the material contained herein. The guidelines established herein and in the Statement of Responsibilities apply to all employees of AmSouth Bancorporation and any subsidiary or affiliate.

          1. You are expected to conduct your financial affairs in a manner which will be above criticism.

          2. You are encouraged to take part in community, charitable, church, civic, educational, and fraternal activities to the extent that it does not significantly affect time spent on AmSouth business. Prior to seeking election or appointment to a political office, you must discuss the situation with the area executive or department head and where appropriate, gain their approval.

          3.   You cannot  commit  AmSouth as a sponsor of any  organization  or
               function   without  prior  written  consent  of  the  appropriate
               executive.

          4. You are prohibited from using confidential information obtained through your employment for your own benefit or for the benefit of your family, friends or others. Confidential information is to be used solely in the performance of your job. Upon the termination of your employment, all information and documents must be promptly returned to AmSouth. This information remains the property of AmSouth.

          5. You must manage your personal and business affairs in a manner which will avoid situations that lead to a conflict of interest or even the appearance of such a conflict. For example, you should not borrow money from a customer or accept a gift of more than nominal value from a customer. You should not solicit, receive or accept any item or any advantage with the intent of being influenced in connection with AmSouth business.

          6. You are to avoid transactions for accounts in which you have some personal interest, including family members and close, personal friends.

          7. If you are known or are suspected to have committed a dishonest or fraudulent act, AmSouth is required by law to report the act to Federal law enforcement agencies.

          8.   If you become aware, or reasonably suspect, that another employee
               has   committed  a  dishonest   act  in  the  course  of  his/her
               employment, you must report the facts to a member of management.

          9. You should not give legal, tax or investment advice (unless designated to do so), nor should you recommend attorneys, accountants or insurance brokers to customers or other third parties.

          10. You should use extreme caution in investing directly or indirectly in the stock or in the business of a customer, borrower, supplier or competitor of AmSouth to avoid a conflict of interest.

BORROWINGS BY OFFICERS AND EMPLOYEES

Borrowings by Employees

         Subject to specific rules and regulations contained in AmSouth's Loan Policy Manual, employees are encouraged to meet their credit needs by borrowing from AmSouth.

Borrowings by Officers

         (a) Regulation O. Regulation O of the Federal Reserve Board places limitations on the borrowings by certain bank officers from their employer. Each banking subsidiary of AmSouth Bancorporation has designated, by action of its Board of Directors, the senior officers to whom Regulation O applies. Any officer in doubt about the applicability of this regulation should check with the Secretary of AmSouth Bancorporation.

         (b) Non-regulation O Officers. Loans to such officers may be made by their employer on a sound credit basis, subject to rules and regulations contained in AmSouth's Loan Policy Manual and in accordance with all applicable laws and related regulations.

         (c) Borrowing from Non-affiliated Lending Institutions. Subject to rules contained in AmSouth's Loan Policy Manual and to applicable banking regulations, principally as to reporting requirements, all officers are authorized to borrow from other banks or reputable financial institutions on customary terms and conditions to meet proper credit needs. Although there are no limitations on the amount of indebtedness to such outside institutions, all officers are expected to conduct their financial affairs in a manner which will be above criticism.

         (d) Special attention should be paid to the applicable provisions, particularly regarding "insider" loans, of Titles I, VIII and IX of the Financial Institutions Regulatory and Interest Rate Control Act of 1978 in order to insure full compliance.

CIVIC RESPONSIBILITIES

         AmSouth is dedicated to discovering and meeting, to the best of its ability, the legitimate banking needs of individuals, organizations and businesses within all of the communities served by the bank. Employee involvement in local communities is a vital part of this effort and provides a most important resource in helping to assess and meet the banking needs of customers and potential customers. All employees are encouraged to participate and be fully involved in community activities and to establish meaningful and ongoing contacts with community groups and governmental entities. Employees are encouraged to take part in community, charitable, church, civic, educational and fraternal activities, to the extent that their time and talents permit. However, if the nature and extent of the activity would significantly encroach on the time usually spent on business, the prior approval of the appropriate division or regional executive should be obtained.

COMMITMENT OF SPONSORSHIP

         No employee should commit AmSouth or any of its subsidiaries as a sponsor of any organization or function in connection with which AmSouth's name would or might be used without the prior written consent of the appropriate division or regional executive.

CONFIDENTIAL AND INSIDER INFORMATION

Personal Use

         Information received as an employee of a bank has traditionally been considered to be, and is, confidential in nature. Such information is to be held in the strictest possible confidence.

         The use of confidential information obtained through your employment for your own benefit or for the benefit of your family or friends is prohibited. The use of the confidential information about one customer to benefit the private interests of another customer or any other person is also prohibited.

         Financial information concerning AmSouth Bancorporation and its subsidiaries should not be released to anyone unless it has previously been published in reports to our shareholders or otherwise made generally available to the public.

         Confidential information may, in some circumstances, be considered "insider information" which, if used or disclosed, could subject the employee and anyone to whom the information has been communicated to legal liability, Insider information is material information which has not been publicly disclosed. Information is material if it might, if generally known, have an effect on the market price of the company's stock. The rules against disclosing or acting on insider information are very difficult to apply. Therefore, all employees must be extremely cautious in discussing corporate affairs with any outsiders, and any doubt should be resolved in favor of non-disclosure and non-action.

Between Departments

         Often, employees are in possession of confidential credit or other information which, if disclosed, could have a material effect on the market price of the customer's securities. Under no circumstances should information be revealed to employees of the Trust Division when this information might influence the purchase or sale of securities in which the Trust Division has an interest. Trust employees should neither obtain nor review commercial credit files.

Information Protection and Disclosure

         Information and data are essential to the business of AmSouth Bancorporation and its subsidiaries ("AmSouth"). Therefore, information and data concerning AmSouth and its customers are to be protected by every officer and employee from unauthorized modification, destruction, theft, or disclosure, whether accidental or intentional.

         In the course of your employment with AmSouth, you may have access to confidential information about AmSouth, its plans, its policies and procedures, its products, its electronic data systems, and its customers' banking accounts, loans, and personal or business finances. As an employee, you must assure that this confidential information will not be disclosed to anyone outside the employment of AmSouth except in those situations where AmSouth is authorized by a customer to release information about that customer or where AmSouth is required to release information pursuant to a subpoena, court order or other legal process. Confidential information will be used solely in the performance of your job responsibilities, and you have a responsibility to adhere to the security precautions and procedures of this institution, including, but not limited to, the specific ones stated below:

         1. Your use of all confidential information and assigned computer user identification code(s) will be limited to the performance of your specific job responsibilities with AmSouth. Further, you must promptly notify the Information Protection Services Department upon discovery of the improper use of such confidential information or the use of your assigned user identification code and password by any other party.

         2. It is a specific violation of AmSouth's security policy and of various laws to force balance any account, remove any bank funds for your personal benefit, change bank documents or computer files for your personal benefit, or inaccurately record any information with bank documents for your personal benefit. If guilty of such actions, you will be subject to immediate termination or employment and probably criminal prosecution.

         3. Upon termination of your employment, whether voluntary or otherwise, you will immediately return to AmSouth all papers, documents, computer generated lists, computer files, disks or diskettes, computer programs, flowcharts, customer lists, and any other data which are property of AmSouth.

         4. All computer programs, software, algorithms and computer processing systems of AmSouth are to be considered the confidential and exclusive property of AmSouth.

         5. Your access and use of customer or employee information for personal gain, or other unauthorized activities, may constitute a violation of federal statutes and can result in the incident being reported to the U.S. Attorney for prosecution on criminal charges. Federal Law (18 U.S.C.
                  Section 1030) makes it a crime for anyone to knowingly access a computer without authorization or, having accessed a computer with authorization, to use the opportunity such access provides for purposes to which their access does not extend. This statute would preclude the unauthorized obtaining of information contained in records of the bank. Violation of any or all of these information security procedures may result in termination of your employment and criminal prosecution.

CONFLICTS OF INTEREST

Introduction

         A conflict of interest of the appearance of a conflict of interest can arise whenever an employee or member of his other immediate family has a financial or other interest in a customer, borrower, supplier or other person or company dealing with AmSouth Bancorporation or any of its subsidiaries. In this context, "immediate family" includes the employee's spouse, parents, children, brothers, sisters, in-laws and any relative living in the same household with the employee. Each employee must manage his personal and business affairs in a manner which will avoid situations that might lead to a conflict, or even the appearance of a conflict between the employee's own interests and his or her duty to AmSouth Bancorporation and its subsidiaries, shareholders and customers. Directors are subject to various federal regulations designed to prevent conflicts of interest. The following statements do not, therefore, apply to directors, except as specifically indicated.

Processing Transactions

         Employees generally should avoid processing transactions for accounts in which they have some personal interest. Such accounts include an employee's personal account or an account on which the employee signs with another person, accounts belonging to members of any employee's family or to close personal friends of the employee. The term transaction should be broadly interpreted to include, but not to be limited to, the acceptance of a deposit in a demand deposit account, the processing of a loan payment, or the waiver of an overdraft charge or other fees. As a rule, employees' actions and decisions should reflect the objective of serving the interest of AmSouth rather than favoring any one person or group at the expense of AmSouth. For example, in most instances, employees should serve co-workers, family members and friends just as they would other customers of the Bank. Exceptions should be discussed with the supervising management of the unit. Employees should also avoid participation in transactions that circumvent established bank policies, for example, using internal bank accounts (such as the Intrabank Settlement account) for purposes other than those for which the accounts are intended. Processing personal transactions through internal accounts to avoid possible overdrafts or the required paperwork is not appropriate. All transactions should be properly run and validated through a teller window. Transactions should not be placed in a teller's work without the teller's knowledge. In addition, employees should not be asked to document another person's approval of a transaction by forgoing that person's signature or initials on the documents, such as general ledger or intrabank settlement tickets.

         These examples are not a comprehensive list of possible conflicts of interest. Situations not covered above or elsewhere in the Statement of Responsibilities should result in consultation with a supervisor or a representative of the Law Department.

         To reiterate, any action that could be construed to be primarily for the benefit of the employee, a co-worker or someone in a close personal relationship to the employee, rather than primarily for the benefit of AmSouth's customers and stockholders, should be questioned. Those questions should be directed to a supervisor or more senior manager, or a representative of the Law Department.

Dealing with Customers in Business Ventures

         The participation, directly or indirectly, by any employee in any business venture with a customer or supplier subjects the employee and his or her employer to a possible conflict of interest. The conflict would arise if the participation is to such an extent that it does affect or might seem to affect judgments or decisions which the employee would need to make on behalf of his employer.

         Clearly, the facts surrounding each such participations will determine whether a potential conflict of interest is present. However, business associations of any kind should be closely evaluated and should be approved in writing by the appropriate division or regional executive as well as being reported to the President of AmSouth Bancorporation. Further, the employee should disqualify himself from participating in decisions concerning any loan or other transaction with any company in which he has a material interest. This prohibition is not intended to apply to ownership of less than 5% of the common stock of corporations traded on a national securities exchange. See also, PERSONAL INVESTMENTS, page 16.

Borrowing from Customers

         Employees may not borrow from customers or suppliers of AmSouth Bancorporation or its subsidiaries, other than recognized lending institutions. Employees calling on and doing business with correspondent banks may not become personally indebted to such banks. The term "borrow" does not apply to normal credit granted by merchants in connection with the purchase of goods and services carried on open account, nor does it apply to credit obtained from a member of one's family.

Gifts or Fees

A. Receiving Gifts (Bank Bribery Act). Under the Bank Bribery Act, 18 U.S.C. 215, it is a federal crime for any director or employee or any agent or attorney of a bank or bank holding company to corruptly solicit, demand, accept or agree to accept for his or her own benefit or the benefit of any other person, anything of value (such as a gift or a fee) from anyone with the intent of being influenced or rewarded in connection with any business or transaction with a bank or bank holding company. All transactions and business with the bank or holding company are covered, including (1) loans and other extensions of credit, (2) underwriting transactions, (3) investment advice, (4) trust matters, (5) deposit accounts, (6) purchases from suppliers, (7) referral of business, etc. The statute is broadly worded and appears to cover receipt of benefits such as (1) commissions,
     (2) special discounts, (3) free services, or (4) other payments or concessions from attorneys, insurance and real estate agents, salesmen and the like who may offer inducements for giving or referring business to them.

          Liability extends also to any person who gives, offers or promises anything of value to any person, with intent to influence or reward a director, employee, agent, or attorney of a financial institution connection with any business or transaction of such financial institution. In other words, the Bank Bribery Act applies not only to the person receiving or asking for a gift or fee, but also to any person who gives, offers or promises it.

          The penalty for a violation of the law is as follows: If the value of the thing offered or received exceeds $100, the offense is a felony punishable by up to five (5) years' imprisonment and a fine of $5000 or three times the value of the bribe or gratuity. If the value does not exceed $100, the offense is a misdemeanor punishable by up to one year's imprisonment and a maximum fine of $1000.

          In keeping with the law, directors and employees of AmSouth are expressly prohibited from (1) soliciting for themselves or a third party (other than the bank itself) anything of value from any customer, prospective customer, competitor, supplier, attorney or any other person in return for any business service or confidential information of the bank; and (2) accepting anything of value (other than bona fide salary, wages and fees referred to in 18 U.S.C. 215(c) from their employer) from any customer, prospective customer competitor, supplier, attorney or any other person in connection with the business of the bank, either before or after a transaction is discussed or consummated.

          Regulatory guidelines provide that acceptance, from someone doing or seeking to do business with the bank, of the following gifts, favors and entertainment is not prohibited:

          1. Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those between the parents, children or spouse of the director or employee)
               where the circumstances make it clear that it is those relationships rather than the business of the bank which are the motivating factors;

          2. Acceptance of meals, refreshments, entertainment, accommodations or travel arrangements, all of reasonable value, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the bank as a reasonable business expense if not paid for by the other party;

          3. Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, except where prohibited by law;

          4. Acceptance of advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;

          5. Acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

          6. Acceptance of gifts of reasonable value (i.e., not in excess of $75.00) that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday or birthday; or

          7. Acceptance of civic, charitable, educational or religious organization awards for recognition of service or accomplishment not in excess of $100.00, except where specifically approved by the Chief Executive Officer or President of AmSouth Bancorporation after a full disclosure of the facts.

         On a case-by-case basis, the President of AmSouth Bancorporation may approve other circumstances, not described above, in which an employee may accept something of value in connection with the bank's business. Approval may be given (i) only in writing, (ii) on the basis of a full written disclosure of all relevant facts submitted by the employee; and (iii) if acceptance is consistent with the Bank Bribery Act.

         Regardless of the source or value of any gift or favor, a director or employee and members of their family must decline any gift offered under circumstances indicating or appearing to indicate that its purpose is to influence the director or employee in the performance of his or her job and any gift that might have, or reasonably appear to have, such an effect.

         Gifts of cash (or cash equivalent) in any amount are expressly prohibited, as well as any gift which would be viewed as lavish or expensive by a reasonable person, such as the use of a vacation home or hunting lodge. Employees must also refuse any gift, even of nominal value, if it is part of a pattern or practice which when viewed as a whole would be considered lavish or expensive. An example would be a pattern of expensive meals or entertainment.

         Any time a director or employee is offered or received something of value from a customer, prospective customer or supplier beyond what is authorized in this Statement of Responsibilities, this fact must be reported in writing to the General Auditor of AmSouth Bancorporation. A report must be made even if the gift is refused. The General Auditor will maintain a file of all such disclosures for a period of five years from the date of receipt. When questions arise as to the legality of a gift, employees are urged to seek the advice of the Law Department.

B. Gift Giving. Employees may not, on behalf of AmSouth or its subsidiaries in connection with any transaction or business, directly or indirectly give, offer or promise any gift, bribe, kickback, favor, discount, price concession, loan, service or anything else of value to any individual, business entity, organization, governmental unit, public official, political party or other person for the purpose of influencing the action of the recipient. This standard of conduct is not intended to prohibit normal business practices such as providing meals, entertainment, tickets to cultural and sporting events, promotional gifts, favors, discounts, price concessions, gifts given as a token of friendship or special occasion gifts (such as Christmas), so long as they are of a nominal and reasonable value under the circumstances and promote legitimate business development.

Signing on Customer Accounts

         Employees are not to sign on customers' accounts, act as deputy or co-lessee of customers' safe deposit boxes, or otherwise represent customers. This does not include situations which would exist if the person were not an employee (i.e., blood or marriage relationship or officer of an organization).

Self-Dealing

         Employees and their immediate families, either acting individually or in a fiduciary capacity, may not sell assets to nor purchase assets from AmSouth Bancorporation or any of its subsidiaries unless such purchase or sale is at a fair market value price and full documentation of the same is maintained in the files of AmSouth Bancorporation or the subsidiary which is a party to the transaction. No such purchases shall be made if the subject property was acquired by AmSouth Bancorporation or any subsidiary by repossession or foreclosure. This prohibition does not apply to the purchase of assets, such as promotional premium items, offered by AmSouth Bancorporation or any subsidiary to the general public. Employees and their immediate families are also prohibited from personally extending credit to any person (other than a member of his or her family) who has applied for and was denied such credit by AmSouth Bancorporation or any of its subsidiaries.

Outside Directorships, Partnerships and Sole Proprietorships

         Service by an employee as a director or officer of, or other involvement with, another business organization may create a potential conflict of interest.

         Therefore, no employee should accept any directorship or officership of any business or become a member of any partnership or other business venture without the prior written approval of the appropriate division or regional executive and the written concurrence of the President of AmSouth Bancorporation.

         Indemnification of an employee serving as a director or officer of another business may be available under the appropriate certificate of incorporation only if the employee performs such service at the specific written request of the Board of Directors of his employer.

Outside Employment

         An officer or employee may have outside employment so long as the outside employment is not incompatible with his or her employment with AmSouth and so long as such employment is fulfilled solely during off-duty hours. Any outside employment of officers should be discussed in advance with the appropriate division or regional executive and written approval obtained from that person. No such employment will be approved if it will or could result in conflict of interest. Non-officer employees should refer to the Personnel Policy Manual.

Fiduciary Appointments

         No employees should accept an appointment as either a sole fiduciary or as a co-fiduciary with someone other than his or her employer. Fiduciary services are available through AmSouth Bank, and it is inappropriate for employees of AmSouth Bancorporation or any of its subsidiaries to compete with the Bank. Further, third parties might assume that such an employee could render substantially the same professional services as offered by a bank trust department.

         In addition, an employee could well face the problem of having undue demands placed on his or her time to perform fiduciary duties which can be performed only during business hours, when full attention should be devoted to his or her regular employment.

         The above statements do not apply to those fiduciary appointments based upon close family relationships, when accepting such an appointment would not result in undue demands on the time of the employee. However, the acceptance of any such appointment should be discussed in advance with the head of AmSouth Bank's Trust Division and written approval obtained.

         A supplement to this section for trust employees will be found beginning on page 20.

Legal, Tax and Investment Advice

         On occasion, conversations with customers may result in a request by the customer that an employee comment upon the legality or illegality of a proposed transaction. In addition, questions are often raised concerning the tax consequences of a contemplated financial transaction or the advisability of making or retaining an investment. Extreme care must be exercised in such discussions with customers, and no employee should say anything which might be interpreted as the giving of legal advice or advice as to tax matters. Advice concerning equity investments should only be given by the trust investment staff and then only in accordance with adopted procedures. Employees should encourage customers to consult with their own attorneys, accountants and investment advisors on matters of this type.

Recommending Other Firms to Customers

         Employees are not to recommend attorneys, accountants, insurance brokers or agents, stock brokers, real estate agents or the like to customers unless, in every case, several selections are given. The attorneys and accountants utilized by AmSouth Bancorporation and its subsidiaries may properly be included among the recommendations, but no preference should be expressed and they should never constitute the sole recommendations. This section does not apply to situations where AmSouth requires or recommends another firm for use in connection with a business transaction between AmSouth and a customer.

Dishonest Acts

         Federal statutes contain a number of criminal laws applicable to employees.

         These laws include, but are not limited to:

          (1) Corruptly soliciting, demanding or receiving any fee, commission or gift with the intention of being influenced or rewarded in connection with any business of a bank or bank holding company (18 U.S.C. Section 215)

          (2)  Consenting to any  corporate  political  contribution  (18 U.S.C.
               Section 610)

          (3) Theft, embezzlement or misapplication of funds or assets (18 U.S.C. Section 656)

          (4)  Making  extortionate  extension  of credit  (18  U.S.C.  Sections
               891-896)

          (5) Unauthorized issuance of obligations or the making of false entries (18 U.S.C. Section 1005)

          (6) Certifying a check drawn on an account in which there are not sufficient collected funds (18 U.S.C. Section 501 and 18 U.S.C.
               Section 1004)

          (7)  Making loans to bank examiners (18 U.S.C. Section 212)

          (8) Unauthorized access to or use of confidential information through or in connection with a computer (18 U.S.C. Section 1030)

          (9) Knowingly permitting the proceeds of some form of illegal activity to be utilized in a financial transaction or permitting a transaction to be structured so as to avoid a transaction reporting requirement under state or federal law (18 U.S.C.
               Section 1956) and

          (10) Willfully failing to complete and file a required transaction report (31 C.F.R. Section 103.49).

         If any employee is known or suspected to have committed a dishonest or fraudulent act, his employer is required by law to report the act as soon as it is discovered to federal law enforcement agencies and to regulatory authorities.

         Employees who become aware of, or reasonably suspect, that another employee has committed a dishonest act in the course of his employment must report the facts immediately to the Director of Internal Audit of AmSouth Bancorporation. Federal criminal law provides that "whoever knowing that an offense...(breach of federal criminal law) has been committed, received, relieves, comforts or assists the offender in order to hinder or prevent his apprehension, trial or punishment, is an accessory after the fact." (18 U.S.C.
Section 3). An accessory after the fact is subject to fines and imprisonment as provided by law. In addition, the employee may be held personally liable for damages resulting to his or her employer (12 U.S.C. Section 503).

PERSONAL CONDUCT

         AmSouth Bancorporation and it subsidiaries have no intention of attempting to control or regulate the private lives of employees. Each employee is expected to monitor his personal conduct so that he or she does not bring discredit to this organization.

         Certain specific regulations governing personal conduct while at work are contained in the Personnel Policy Manual.

PERSONAL INVESTMENTS

Introduction

         Because investments are an area in which a conflict of interest or an appearance of a conflict of interest may very easily develop, extreme caution should be taken by employees in investing directly or indirectly in the stock or in the business of a customer, borrower, supplier or competitor of AmSouth Bancorporation or any of its subsidiaries. Directors are subject to various federal regulations governing conflicts of interest which might arise in connection with investments. The following statements do not therefore, apply to directors, except as specifically indicated.

Investments in Competitors, Customers or Suppliers

         Employees,   like  any  other  individuals,   may  make  and  liquidate
investments in the stock and securities of AmSouth Bancorporation and other corporations. However, no employee shall ever engage in such transactions as result of material inside information obtained in the course of employment or from any other source.

         Any employee who has, either directly or beneficially, a material interest in any customer, supplier or competitor of AmSouth Bancorporation or any of its subsidiaries is to immediately disclose that fact to the Secretary of AmSouth Bancorporation by a written memorandum to contain such detail as the Secretary finds necessary or advisable.

Definitions:

(1) As used above, direct ownership and beneficial ownership are defined as follows:

     (a) Direct - Securities registered in your own name or held for your benefit in the name of your broker or nominee.

     (b) Beneficial - (1) Securities owned for your benefit in a partnership, trust, profit-sharing plan or other entity, or (2) securities held in the name of your spouse, minor children or other relatives who live in your home.

(2) As used above, material interest is defined as follows:

     (a) In situations where the employee is not in the position of negotiating or approving transactions with the entity in which he or s he has an interest, a material interest is either a 5% beneficial ownership of the securities or an interest having a fair market value of $50,000, whichever is less.

     (b) In cases where the employee is in a position of negotiating or approving transactions with a customer, supplier or competitor in which he or she has an interest, a material interest is either a 5% beneficial ownership interest or an ownership interest having a fair market value exceeding $10,000, whichever is less.

Investment in AmSouth Bancorporation Stock

         While investment by employees in AmSouth Bancorporation stock and securities is certainly appropriate, no employee should engage in such transactions, or encourage others to do so, based on material inside information obtained in the course of employment or otherwise. Such information includes changes in earnings, proposed new services, unexpected losses or profits, etc.

         The federal securities laws provide that any profit realized by a director or certain officers of an issuer of registered securities, such as AmSouth Bancorporation, from any purchase and sale, or sale and purchase, of the issuer's equity securities within a six-month period, must be recovered by the issuer:

         The following suggestions by the New York Stock Exchange may serve as a guide to directors and officers buying or selling AmSouth Bancorporation stock:

         "1. One appropriate method of purchase might be a periodic investment program where the directors or officers make regular purchases under an established program administered by a broker and where the timing of purchases is outside the control of the individual."

         "2. It would also seem appropriate for officials to buy or sell stock in their companies for a 30-day period commencing one week after the annual report has been mailed to shareholders and otherwise broadly circulated (provided, of course, that the annual report has adequately covered important corporate developments and that no new major undisclosed developments occur within that period)."

         "3. Transactions may also be appropriate under the following circumstances, provided that prior to making a purchase or sale a director or officer contacts the chief executive officer of the company to be sure there are no important developments pending which need to be made public before an insider could properly participate in the market."

                    "(a).Following  a  release  of  quarterly   results,   which
                         includes adequate comment on new developments during the period. This timing of transactions might be even more appropriate where the report has been mailed to shareholders."

                    "(b).Following the wide  dissemination of information on the status of the company and current results. For example, transactions may be appropriate after a proxy statement or prospectus which gives such information in connection with a merger or new financing."

                    "(c) At those times when there is relative  stability in the company's operations and the market for its securities. Under these circumstances, timing of transactions may be relatively less important. Of course such periods of relative stability will vary greatly from time to time and will also depend to a large extent on the nature of the industry or the company."

          "4. Where a development of major importance is expected to reach the appropriate time for announcement within the next few months, transactions by directors and officers should be avoided."

          "5. Corporate officials should wait until after the release of earnings, dividends or other important developments have appeared in the press before making a purchase or sale. This permits the news to be widely disseminated and negates the inference that officials had an inside advantage. Similarly, transactions just prior to important press releases should be avoided."

POLITICAL ACTIVITIES

         AmSouth recognizes and believes in the importance of all citizens taking an active interest in our political and governmental processes. Employees are encouraged to keep themselves well-informed concerning political issues and candidates and to take an active interest in all such matters. Voting is a personal right and privilege and AmSouth will cooperate with employees to assure that they are able to get to the polls on election days. However, participation by employees in any election campaign must be undertaken in off-duty hours and at their own expense without any use whatsoever of AmSouth facilities or equipment, except with respect to administration of AmSouth authorized PACs
(political action committees). In every case, employees participating in political activities do so as individual citizens and not as representatives of AmSouth Bancorporation or any of its subsidiaries.

         All corporations, which include AmSouth Bancorporation and all of its subsidiaries, are forbidden from making contributions or expenditures, direct or indirect, relating to any election, including the nominating process, for any Federal office or offices. Similar restrictions apply to banks with respect to state or local offices. AmSouth's policy is that there will not be any corporate contributions to candidates for any offices. Expenditures for the administration costs of PACs are exempt from the above restrictions. AmSouth has established political action committees to which directors and certain officers may make contributions. Information concerning these PACs may be obtained from AmSouth's Governmental Affairs Office in Birmingham.

         AmSouth may make limited contributions in connection with a campaign to gain passage or seek defeat of a referendum proposal, but such will be made only with the approval of the chief executive officer of AmSouth Bancorporation. Violations of the various political contributions laws constitute a criminal offense both by the corporation and the corporate representative who consented to the same. To avoid even the appearance of corporate sponsorship or endorsement, neither AmSouth Bancorporation's nor any subsidiary's name or address should be used in mailed material or fund collection, nor should AmSouth Bancorporation or any subsidiary be identified in any advertisement or literature.

         Any officer or employee desiring to run for an elective political office or to accept an appointment to a state or local government office should discuss the matter in advance with the appropriate division or regional executive in order to make certain that the duties of the office and the time away from the job will not materially interfere with assigned job responsibilities or create a conflict of interest. If election or appointment would materially interfere or create a conflict, it will be the executive's responsibility to make such changes in duties and compensation as may be dictated. Written notice of an intent to seek public office must be sent to the President of AmSouth Bancorporation. For further information, see the Personnel Policy Manual.

         Under no circumstances whatsoever are funds to be given to any individual's political campaign in the name of AmSouth Bancorporation or any of its subsidiaries. This prohibition applies not only to corporate funds, but also to individual funds given in the name of the corporate entity. Any existing AmSouth political action committee (PAC) is covered by numerous other rules and regulations; this section does not apply to it.

REPORTING AND CLEARANCE PROCEDURE

         Throughout this booklet references are made to the clearance of certain activities by employees. Each employee should initially consult with his or her immediate supervisor. Executive officers will communicate directly with the chief executive officer of AmSouth Bancorporation. The chief executive officer of AmSouth Bancorporation and all AmSouth Bancorporation directors will communicate with the Audit Committee of the AmSouth Bancorporation Board of Directors.

TRUST EMPLOYEES

         Employees of AmSouth's Trust Division are, by law, held to the highest standards of fiduciary responsibility. To assist trust personnel in the performance of these responsibilities within the letter and spirit of the law, this section contains information and material which is specifically applicable to trust personnel. Trust employees are to be guided by this section as well as by the other principles set forth in this Statement of Responsibilities.

Fiduciary Appointments

         Trust employees should review with particular care the material set forth under the heading Fiduciary Appointments on page 13. Before accepting any personal fiduciary appointment whatsoever, a trust employee should obtain the written approval of the head of AmSouth's Trust Division. Such approval will be given only in extraordinary circumstances.

Loans of Trust Funds

         Federal law makes it a crime for a bank to loan to any employee any funds held in trust by the bank. In additions, any employee who participates in making such a loan or to whom such a loan is made, is subject to fine or imprisonment, or both.

Confidential and Insider Information

         If a trust employee receives material inside information about a corporation, the employee should immediately and exclusively report the receipt of such information to the head of the Trust Division in order that appropriate action, as legally permissible, can be taken to protect the interests of AmSouth and its trust customers.

         A commercial loan officer may well receive material inside information from a corporate borrower to assist in evaluating a proposed loan. Such information is highly confidential and is to be restricted to those who need to know it. Trust employees are strictly prohibited from any access to such information, whether the access is on a formal or informal basis. It is also inappropriate for trust employees to discuss or exchange information regarding any particular issuer of securities with employees from the commercial banking area.

Personal Investments

         In addition to complying with the principles set forth under the heading PERSONAL INVESTMENTS on page 16, the following specific principles are applicable to trust and brokerage service employees.

          (1) An employee may not use his or her position to obtain leverage to purchase new issues or other thinly-traded securities.

         (2) Employees who are in a position to influence the selection of brokers or placement of commissions should not accept any favors, direct or indirect, from members of the brokerage community which could in any way result in the employee being obligated to, or appearing to be obligated to, the broker or brokers.

         (3) No employee shall purchase or sell a security based on knowledge of a probable change in his or her employer's investment attitude toward, or action with respect to, that security. Persons who perform investment research activities are specifically cautioned against transactions in securities which they anticipate recommending at a subsequent time for purchase or sale.

         (4) Employees who have knowledge that their employer is effecting or proposes to effect transactions in a security must not effect personal transactions in such securities if these transactions would have an adverse effect on the execution prices obtained by their employer.

         (5) An employee who knows that his or her employer either intends to purchase a new corporate issue or has not completed its purchase of a new issue shall not subscribe to the same issue for his or her own account until the employer has completed its transactions.

Outside Directorships

         Trust employees are sometimes called upon to act as directors or officers of corporations, all or substantially all of the stock of the stock of which is owned and controlled by one or more trusts or estates of which the Trust Division is executor or trustee. A typical case would be that of a family company created by a testator during his lifetime or pursuant to his will. In such cases, the employee must receive authorization from the head of the Trust Division before he can accept the appointment. No employee of the Trust Division shall personally receive a fee or honorarium for serving as an officer or director of such company. If a fee is received, it shall be deposited to the relevant trust account.

Beneficiary Under a Will or Trust

         In order to prevent real or apparent conflicts of interest and to be certain that no reasonable, disinterested third party could allege a conflict of interest, extreme care must be taken in connection with bequests under wills or trusts. All trust employees must report to the head of the Trust Division any gift of a beneficial interest or legacy under wills or trusts of customers of their employer, other than those from a relative. This report must be made as soon as the employee learns of the proposed or actual gift. If the head of the Trust Division determines that a real or apparent conflict of interest exists, or could exist, by reason of the bequest of gift, it will be necessary for the employee to renounce the bequest or make every reasonable effort to be relieved of the beneficial designation under the will or trust agreement.

Investment Advice

         On occasion a member of the investment staff may be requested to provide investment advice to someone other than a customer or a prospective customer of the Trust Division. Requests for free advice when there is no continuing relationship with the recipient of the advice should be discouraged. A characteristic of the securities market is change. The qualities of a sound investment may change over time to the point where the security is financially unsound. Investment staff personnel have no way of following recommendations made to persons who are not continuing customers since they are not recorded on the records of the Trust Division. By the time they become aware of a prior recommendation to an outsider, that person may have suffered a financial loss. Therefore, extreme care should be exercised in offering investment advice to people other than those with whom Trust Division personnel have a continuing relationship.